Exhibit 99.1

                       ADDVANTAGE TECHNOLOGIES GROUP, INC.
              REPORTS $.46 BASIC INCOME PER SHARE FOR FISCAL 2004,
                     NET INCOME UP 29% OVER THE PRIOR YEAR

     Broken Arrow, Oklahoma, November 29, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) announced today its financial results for its fiscal year and for the fourth quarter ended September 30, 2004.

Net Revenues Increased 41% in fiscal 2004 to $47.1 million from last year's $33.3 million. For the quarter, net revenues advanced 29.9%, reaching $11.4 million, compared to $8.8 million in the same period last year.

Net Income grew by 29% for fiscal 2004, reaching $5.8 million compared to $4.5 million in fiscal 2003. The gains in profit are primarily a reflection of the increase in revenues and maintaining operating margins. Net income advanced 5.5% in the fourth quarter, amounting to $1.18 million, compared to $1.12 million a year ago. Net income for fiscal 2004 and the fourth quarter 2004 were both negatively impacted by an increase in the Company's effective tax rate, while fiscal 2003 results included the positive effects of the removal of a deferred tax asset valuation allowance of $443,000.

Basic income per share for the fiscal year was $.46, up 39.4% from fiscal year 2003, and $.09 in the fourth quarter, matching results from a year ago. The Company redeemed $8 million of the Company's convertible preferred stock in the fourth quarter that effectively resulted in the basic and the diluted income per share being similar.

"This was our best year ever", stated David Chymiak, Chairman. "We've spent the past year restructuring the Company's balance sheet, building on our relationships with our principal suppliers, Scientific-Atlanta and Motorola, and making the Company as efficient as possible. We've achieved six consecutive quarters of year-to-year operating profit margin improvement."

Ken Chymiak, President and CEO commented, "We have placed a special emphasis on those segments of our market in which we believe the potential for sales growth is greatest. This step has helped us achieve revenue gains, despite uncertainty in the nation's economy and the broadband industry. As the expected general economic recovery continues, we look forward to sales growth through additional sales to our existing customer base and, possibly, through future acquisitions. I think we have more opportunities to grow and improve our industry leadership standing than at any other time in our history. I am proud of our products, our employees, the loyalty of our customers and VAR partners, our financial strength, and our momentum."

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, TULSAT-Texas, and TULSAT-Atlanta distributes new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a Value Added Reseller (VAR) and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, it operates repair centers specializing in many different Original Equipment Manufacturer
(OEM) products. Tulsat is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


                      ADDvantage Technologies Group, Inc.
                           Statement of Operations

                                   Year Ended            Three Months Ended
                                  September 30,             September 30,

                                2004          2003        2004          2003
                                ----          ----        ----          ----

Revenues                   $47,071,329  $33,327,745   $11,442,339   $ 8,810,309

Operating Income           $ 9,761,711  $ 6,454,472   $ 2,299,233   $ 1,267,635

Net Income                 $ 5,813,753  $ 4,492,588   $ 1,181,725   $ 1,120,412

Preferred Stock Dividends  $ 1,240,000  $ 1,240,000   $   310,000   $   310,000

Net Income Applicable
  to Common Stock          $ 4,573,753  $ 3,252,588   $   871,725   $   810,412

Net Income Per Share
  of Common Stock
     Basic                 $       .46  $       .33   $       .09   $       .09
     Diluted               $       .45  $       .30   $       .09   $       .08

Shares Used in Computing
  Net Income Per Share:
      Basic                 10,041,197   10,007,756    10,060,689    10,009,314
      Diluted               10,104,541   12,021,235    10,103,835    12,022,793





Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak    (9l8) 25l-2887
          David Chymiak  (9l8) 25l-2887
          Dee Cooper     (9l8) 25l-9l2l